For Further Information: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com
Press Release

PHOTRONICS MOURNS DEATH OF
BOARD MEMBER WILLEM D. MARIS

     BROOKFIELD, Connecticut December 16, 2010 -- Photronics, Inc. (NASDAQ:PLAB) announced that Willem D. Maris, who was a member of its board of directors, died on Monday, December 13th. Maris, 71, served as a director of the company since 2000 and was a member of the board’s nominating committee. Photronics plans to initiate a search to replace Mr. Maris on the board.

     "Willem's warm presence and contributions at our board meetings will be deeply missed," stated Constantine ("Deno") Macricostas. “His comprehensive knowledge of technology and the semiconductor industry was a valuable asset to the company. On behalf of all Photronics employees and the board of directors, I extend our deepest condolences to his family, friends, and those whose life he touched."

     Maris served as the president and chief executive officer of ASML Lithography Holding N.V. ("ASML") from June 1990 until his retirement in January 2000. In addition to serving on Photronics’ board, he was a director of FSI International Inc., a global supplier of cleaning equipment and technology to the world’s leading integrated circuit (IC) and microelectronics manufacturers.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

20-2010